Exhibit 99.1
SOURCE: Cape Bancorp, Inc.

October 21, 2011 16:40 ET
CAPE BANCORP, INC. REPORTS THIRD QUARTER 2011 RESULTS
Cape May Court House, New Jersey, October 21, 2011—Cape Bancorp, Inc. (“Cape Bancorp” or the “Company”) (NASDAQ: “CBNJ”), the parent company of Cape Bank, announces its operating results for the quarter ended September 30, 2011.
For the quarter ended September 30, 2011, Cape Bancorp reported net income of $1.2 million or $.09 per common and fully diluted share, compared to net income of $1.8 million, or $.15 per common and fully diluted share for the third quarter ended September 30, 2010. The loan loss provision for the third quarter of 2011 totaled $8.8 million compared to $2.7 million for the third quarter ended September 30, 2010. Included in the $8.8 million loan loss provision was $5.5 million related to a transfer of loans to the held for sale account. On the transfer date, the loans were written down to their fair market value through a reduction in the allowance for loan losses during the third quarter. Of this $5.5 million, $900,000 was previously reserved for these loans. Net interest income declined $415,000 to $8.7 million in the third quarter ended September 30, 2011 from $9.1 million in the third quarter of 2010, primarily resulting from the year-over-year decline in the loan portfolio yield of 26 basis points. The third quarter of 2011 included an other-than-temporary-impairment (OTTI) charge on investment securities of $63,000 compared to an OTTI charge of $340,000 in the third quarter of 2010. During the third quarter of 2011, the Company recorded net gains on the sale of investment securities of $19,000 compared to net gains of $343,000 recorded in the third quarter ended September 30, 2010. Total non-interest expense increased $1.3 million from the third quarter of 2010 as a result of the following increases: salaries and benefits costs of $593,000 (the third quarter of 2010 included a $450,000 reversal of previously accrued compensation expense), loan related expenses of $234,000 and Other Real Estate Owned (OREO) expenses of $690,000 (including an increase in OREO write-downs of $639,000). Also, in the third quarter of 2011, the Company reversed $4.6 million, or $.37 per share, of the deferred tax asset valuation allowance. The net interest margin decreased 15 basis points to 3.57% for the quarter ended September 30, 2011 from 3.72% for the quarter ended September 30, 2010.
Net income for the nine month period ended September 30, 2011 totaled $10.0 million, or $.81 per common and fully diluted share, primarily as a result of the reversal of $12.3 million of the deferred tax asset valuation allowance. This compares to net income of $3.2 million, or $.26 per common and fully diluted share for the nine months ended September 30, 2010. The nine months ended September 30, 2011 included a provision for loan losses of $15.1 million (charge-offs of $8.1 million write-downs of $5.5 million related to loans transferred to held for sale), an OTTI charge of $274,000, loan related expenses of $1.6 million, OREO expenses of $1.1 million (which included $748,000 of OREO write-downs), a $1.8 million gain on the sale of bank premises and net gains on the sale of investment securities totaling $167,000. The nine month period ended September 30, 2010 included a provision for loan losses of $4.7 million, an OTTI charge of $3.4 million, net gains on the sale of investment securities of $310,000, net gains on the sale of OREO of $255,000, loan related expenses of $1.5 million, and OREO expenses totaling $633,000 (which included $335,000 of OREO write-downs).
Cape Bancorp’s total assets at September 30, 2011 totaled $1.079 billion, an increase of $17.6 million from the December 31, 2010 level of $1.061 billion.
Total net loans decreased to $721.4 million at September 30, 2011, from $772.3 million at December 31, 2010, a decrease of $50.9 million, or 6.59%. This change is the result of a decrease in commercial loans of $42.9 million, a decrease in mortgage loans of $4.8 million and a decrease in consumer loans of $1.6 million. The decrease in loans resulted primarily from charge-offs and write-downs totalling $13.6 million, $5.8 million of loans transferred to OREO and the reclassification of $11.9 million of loans to loans held for sale. During the third quarter, the Company embarked on an endeavor to strategically reduce non-performing loans and seek purchasers of these loans. After taking write-downs on loans transferred to held for sale totaling $5.5 million, the Company transferred $11.9 million of these non-performing loans to loans held for sale at their fair market value. These sale transactions are expected to close during the fourth quarter of 2011 with minimal impact on future reported earnings. The allowance for loan losses increased $1.6 million from $12.5 million at December 31, 2010 to $14.1 million at September 30, 2011. The allowance for loan loss ratio increased to 1.92% of total gross loans at September 30, 2011 from 1.60% of total gross loans at December 31, 2010. The allowance for loan losses to non-performing loan coverage ratio increased to 46.65% at September 30, 2011 from 28.84% at December 31, 2010.

Delinquent loans decreased $623,000 to $34.0 million, or 4.63% of total gross loans at September 30, 2011 from $34.7 million or 4.43% of total gross loans at December 31, 2010. At September 30, 2011, the Company had $30.3 million in non-performing loans or 4.13% of total gross loans, a decrease of $13.2 million from $43.5 million, or 5.54% of total gross loans, at December 31, 2010. Included in non-performing loans are troubled debt restructurings (TDRs) totaling $405,000 at September 30, 2011 and $11.8 million at December 31, 2010. Included in the previously discussed transfer of loans to held for sale for the pending loan sale are TDRs totaling $7.3 million (net of write-downs of $4.0 million).
OREO increased $3.3 million from $3.3 million at December 31, 2010 to $6.6 million at September 30, 2011, consisting of twelve commercial properties and one residential property. During the three months ended September 30, 2011, the Company sold three commercial OREO properties and one residential OREO property with an aggregate carrying value totaling $1.4 million. The Company recorded net losses on the sale of OREO of $22,000 in the third quarter of 2011 compared to net gains of $7,000 recorded in the third quarter of 2010. For the nine months ended September 30, 2011, the Company sold six residential OREO properties and seven commercial OREO properties with an aggregate carrying value of $2.7 million. For the nine months ended September 30, 2011, the Company recorded net losses on the sale of OREO of $22,000 compared to net gains on OREO sales of $255,000 for the nine months ended September 30, 2010. During the third quarter of 2011, the Company added five commercial properties and one residential property to OREO with aggregate carrying values of $3.9 million and $59,000, respectively.
Cape Bancorp’s total investment securities portfolio increased $26.3 million, or 16.69%, to $183.7 million at September 30, 2011 from $157.4 million at December 31, 2010 resulting from the reinvestment of the cash proceeds from the sale of the bank premises in the second quarter, cash flows generated from the loan portfolio and a $5.5 million increase in the fair market value of available-for-sale securities.
At September 30, 2011, Cape Bancorp’s total deposits increased $21.3 million, or 2.84% to $774.4 million from $753.1 million at December 31, 2010. The Company’s total borrowings decreased to $150.9 million at September 30, 2011 from $169.6 million at December 31, 2010, a decrease of $18.7 million, or 11.0%.
Cape Bancorp’s total equity increased to $146.5 million at September 30, 2011 from $132.2 million at December 31, 2010, an increase of $14.3 million or 10.85%. The increase in equity was primarily attributable to the net income of $10.0 million and a decrease in accumulated other comprehensive loss, net of tax, of $3.6 million. At September 30, 2011 tangible book value was $9.28 per share an increase of $1.08 per share from December 31, 2010.
Michael D. Devlin, President and Chief Executive Officer of Cape Bancorp and Cape Bank, provided the following statement:
In 2011, management targeted the reversal of the Deferred Tax Asset allowance and a reduction in non-earning assets as goals which, if achieved, would have value to shareholders. Progress has been made in both categories during this year, with some significant progress during the most recent quarter.
The reversal of $4.6 million in DTA allowance in the third quarter brings the total reversal this year to $12.3 million. Throughout this year, non-earning assets have been reduced through charge-offs and sales, with further reductions achieved in the most recent quarter through OREO sales and the pending sales of notes and OREO in the fourth quarter. Earlier this year, the bank completed the sale of the main office complex which also served to reduce non-earning assets and allowed for the recognition of a gain. The write-downs related to the loan sales have improved many of the performance metrics and should help to lower the administrative costs of managing a troubled asset portfolio.
In addition to the improved credit picture, the anecdotal evidence on the past summer season has been favorable. That said, the area has yet to experience a turnaround in the gaming industry.

SELECTED FINANCIAL DATA
(unaudited)
Cape Bancorp, Inc.

	Nine Months Ended		Three Months Ended
	September 30,	September 30,	September 30,	December 31,	September 30,
	2011	2010	2011	2010	2010

Statements of Income Data:
Interest income	$35,167	$38,049	$11,564	$12,220	$12,655
Interest expense	8,829	11,262	2,882	3,277	3,558

Net interest income	26,338	26,787	8,682	8,943	9,097
Provision for loan losses	15,073	4,652	8,762	2,844	2,700

Net interest income after provision for loan losses	11,265	22,135	(80)	6,099	6,397
Non-interest income	5,663	965	1,256	1,886	1,388
Non-interest expense	22,374	21,411	8,217	7,123	6,899

Income (loss) before income taxes	(5,446)	1,689	(7,041)	862	886
Income tax expense (benefit)	(15,473)	(1,490)	(8,207)	—	(959)

Net income (loss)	$10,027	$3,179	$1,166	$862	$1,845

Basic Earnings (loss) per share(1)	$0.81	$0.26	$0.09	$0.07	$0.15

Basic Average shares outstanding	12,394,184	12,348,861	12,405,573	12,360,688	12,358,140

Diluted Earnings (loss) per share(1)	$0.81	$0.26	$0.09	$0.07	$0.15

Diluted Average shares outstanding	12,400,384	12,359,770	12,406,425	12,362,065	12,368,865

Shares outstanding	13,314,111	13,313,521	13,314,111	13,313,521	13,313,521

Statements of Condition Data (Period End):
Investments	$183,674	$158,106	$183,674	$157,407	$158,106
Loans, net of allowance	$721,411	$758,145	$721,411	$772,318	$758,145
Allowance for loan losses	$14,157	$12,621	$14,157	$12,538	$12,621
Total assets	$1,078,636	$1,054,218	$1,078,636	$1,061,042	$1,054,218
Total deposits	$774,443	$752,095	$774,443	$753,068	$752,095
Total borrowings	$150,920	$162,335	$150,920	$169,637	$162,335
Total equity	$146,491	$133,410	$146,491	$132,154	$133,410

Statements of Condition Data (Average Balance):
Total interest-earning assets	$969,585	$980,230	$965,941	$967,580	$970,146
Total interest-bearing liabilities	$844,935	$864,398	$839,598	$845,267	$847,419

Operating Ratios:
ROAA	1.25%	0.40%	0.43%	0.33%	0.69%
ROAE	9.50%	3.24%	3.20%	2.55%	5.56%
Yield on Earning Assets	4.85%	5.19%	4.75%	5.01%	5.18%
Cost of Interest Bearing Liabilities	1.40%	1.74%	1.36%	1.54%	1.67%
Net interest margin	3.63%	3.65%	3.57%	3.67%	3.72%
Efficiency ratio	71.12%	68.93%	74.66%	67.56%	64.80%

Capital Ratios:
Tier 1 Leverage Ratio	9.70%	9.81%	9.70%	9.96%	9.81%
Tier 1 Risk-Based Capital Ratio	12.79%	12.32%	12.79%	12.65%	12.32%
Total Risk-Based Capital Ratio	14.04%	13.57%	14.04%	13.90%	13.57%
Tangible equity/tangible assets	11.70%	10.70%	11.70%	10.51%	10.70%
Book value	$11.00	$10.02	$11.00	$9.93	$10.02
Tangible book value	$9.28	$8.29	$9.28	$8.20	$8.29
Stock price	$7.07	$7.60	$7.07	$8.50	$7.60
Price to book value	64.27%	75.85%	64.27%	85.60%	75.85%
Price to tangible book value	76.19%	91.68%	76.19%	103.66%	91.68%

Quality Ratios:
Non-performing loans to total gross loans	4.13%	4.27%	4.13%	5.54%	4.27%
Non-performing assets to total assets	3.49%	3.57%	3.49%	4.41%	3.57%
Texas ratio	27.37%	30.59%	27.37%	38.46%	30.59%
Allowance for loan losses to non-performing loans	46.65%	38.32%	46.65%	28.84%	38.32%
Allowance for loan losses to total gross loans	1.92%	1.64%	1.92%	1.60%	1.64%
Net charge-offs to average loans	2.32%	0.90%	4.18%	1.50%	1.01%

(1)	Earnings Per Share calculations use average outstanding shares which include earned ESOP shares.
NOTE: Excluded from the quality ratios above are $11.6 million of commercial loans classified as Loans Held for Sale of which $4.3 million (7 loans) are over 90 days delinquent and the remaining $7.3 million (6 loans) are TDRs that would have been reported as Non-Accrual Other.

DELINQUENCY TABLE
(unaudited)
Delinquency Summary

Period Ending	9/30/2011
Days	Balances	% total loans	# Loans
31-59	$1,753,825	0.24%	13
60-89	4,066,947	0.55%	15
90+	28,221,506	3.84%	89

Total Delinquency	34,042,278	4.63%	117
Non-Accrual Other*	2,126,457	0.29%	8

Total Delinquency and Non-Accrual	$36,168,735	4.92%	125

Total Loans		$735,567,703

Days	CML	IL	ML
31-59	$574,346	$306,601	$872,878
60-89	2,910,549	328,270	828,128
90+	23,022,674	507,844	4,690,987

Total Delinquency	26,507,570	1,142,715	6,391,993
Non-Accrual Other*	2,126,457	—	—

Total Delinquency and Non-Accrual by Type	$28,634,027	$1,142,715	$6,391,993

Total Loans by Type	$432,602,313	$48,564,583	$254,400,806

% of Total Loans in Type	6.62%	2.35%	2.51%

Total Delinquency and Non-Accrual		$36,168,735	4.92%

Period Ending	12/31/2010
Days	Balances	% total loans	# Loans
31-59	$1,869,578	0.24%	8
60-89	1,085,508	0.14%	11
90+	31,710,306	4.04%	114

Total Delinquency	34,665,392	4.42%	133
Non-Accrual Other*	11,755,732	1.50%	7

Total Delinquency and Non-Accrual	$46,421,124	5.91%	140

Total Loans		$784,855,593

Days	CML	IL	ML
31-59	$1,304,990	$163,624	$400,964
60-89	93,327	119,376	872,805
90+	26,259,908	795,170	4,655,228

Total Delinquency	27,658,225	1,078,170	5,928,997
Non-Accrual Other*	11,755,732	—	—

Total Delinquency and Non-Accrual by Type	$39,413,957	$1,078,170	$5,928,997

Total Loans by Type	$475,680,751	$50,183,488	$259,212,881

% of Total Loans in Type	8.29%	2.15%	2.29%

Total Delinquency and Non-Accrual		$46,421,124	5.91%

Period Ending	9/30/2010
Days	Balances	% total loans	# Loans
31-59	$4,045,130	0.52%	19
60-89	4,878,337	0.63%	13
90+	32,082,274	4.16%	111

Total Delinquency	41,005,741	5.32%	143
Non-Accrual Other*	853,044	0.11%	3

Total Delinquency and Non-Accrual	$41,858,785	5.43%	146

Total Loans		$770,766,317

Days	CML	IL	ML
31-59	$2,186,269	$497,455	$1,361,406
60-89	4,279,793	48,176	550,368
90+	26,718,877	795,170	4,568,227

Total Delinquency	33,184,939	1,340,801	6,480,001
Non-Accrual Other*	853,044	—	—

Total Delinquency and Non-Accrual by Type	$34,037,983	$1,340,801	$6,480,001

Total Loans by Type	$481,080,792	$49,495,762	$240,189,763

% of Total Loans in Type	7.08%	2.71%	2.70%

Total Delinquency and Non-Accrual		$41,858,785	5.43%

*	Non-Accrual Other means loans that are less than 90 days past due, that are classified by management as non-performing.
NOTE: Excluded from the table above are $11.6 million of commercial loans classified as Loans Held for Sale of which $4.3 million (7 loans) are over 90 days delinquent and the remaining $7.3 million (6 loans) are TDRs that would have been reported as Non-Accrual Other.

For further information contact Guy Hackney, Chief Financial Officer, Cape Bancorp: (609) 465-5600.
Forward Looking Statements
This press release discusses primarily historical information. However, certain statements contained herein are “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward looking statements may be identified by reference to a future period or periods, or by the use of forward looking terminology, such as “may,” “will,” ”believe,” ”expect,” ”estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms. Forward looking statements are subject to numerous risks, as described in our SEC filings, and uncertainties, including, but not limited to, those related to the economic environment, particularly in the market areas in which the Company operated, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity.
The Company wishes to caution readers not to place undue reliance on any such forward looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake and specifically declines any obligation to publicly release the results of any revisions, which may be made to any forward looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.
Further information on factors that could affect Cape Bancorp’s financial results can be found in the filings listed below with the Securities and Exchange Commission.

SEC Form	Reported Period	Date Filed with SEC
10K	Year ended December 31, 2010	March 11, 2011
10Q	Quarter ended March 31, 2011	May 4, 2011
10Q	Quarter ended June 30, 2011	August 1, 2011
Contact Information
For further information contact
Guy Hackney
Chief Financial Officer
Cape Bancorp
(609) 465-5600